EXHIBIT 10.1

December 21, 2009

Richard A. Anderson
Hythiam, Inc.
11150 Santa Monica Blvd. #1500
Los Angeles, CA  90025

Re:  Resignation

Dear Rick:

This letter will serve as my resignation as chief financial officer of Hythiam, effective Friday, January 15, 2010.

I have decided to accept a senior level position in finance with a large managed health care company located in Florida.

My experience here at Hythiam over the past three years has been a great one, as I have experienced and learned so much.  Thanks for the opportunity that I have had to take part in building something special here.  Since the healthcare industry is so interconnected, I am sure that we will connect with each other down the road.  Good luck with Catasys and the additional contract adoptions that lie ahead.

Sincerely,

/s/ MAURICE HEBERT
Maurice Hebert